Merrill Lynch Municipal Strategy Fund, Inc.

File No. 811-7203

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Forms 3 or 4 on a timely basis:

A Form 3 should have been filed on behalf of Ms. Jodi M. Pinedo, Secretary to the Registrant, by August 13, 2000; however a late filing was made on August 24, 2000.

A Form 4 should have been filed on behalf of Mr. Michael Clark, Senior Vice President to the Advisor, by March 10, 2000; however a late filing was made on July 6, 2000.